BLUE LINE PROTECTION GROUP, INC.

2014-2015 STOCK INCENTIVE PLAN

This 2014 STOCK INCENTIVE PLAN (the "Plan") is hereby adopted by the Board of Blue Line Protection Group, Inc. on November 12, 2014 (the "Effective Date"), provided the Plan is approved by the stockholders of the Company as set forth in Section 11.3 below.

ARTICLE 1.

PURPOSES OF THE PLAN

1.1

Purposes. The purposes of the Plan are (a) to enhance the Company's ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

ARTICLE 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

2.1

Administrator. "Administrator" means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

2.2

Affiliated Company. "Affiliated Company" means any "parent corporation" or "subsidiary corporation" of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(1) of the Code, respectively.

2.3

Award.  “Award” means, individually or collectively, any Restricted Stock Award.

2.4

Board. "Board" means the Board of Directors of the Company.

2.5

Change in Control. "Change in Control" shall mean:

(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(b)  A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

(c)  A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger;

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

(d)  The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s); or

(e)  The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.

2.6

Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.7

Committee. "Committee" means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 7.1 hereof.

2.8

Common Stock. "Common Stock" means the Common Stock of the Company, subject to adjustment pursuant to Section 4.2 hereof.

2.9

Company.  “Company” means Blue Line Protection Group, Inc., a Nevada corporation.

2.10

Consultant. "Consultant" means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.

2.11

Disability. "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator's determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.12

Effective Date. "Effective Date" means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

2.13

Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.14

Exercise Price. "Exercise Price" means the purchase price per share of Common Stock payable upon exercise of an Option.

2.15

Fair Market Value. "Fair Market Value" on any given date means the value of one share of Common Stock, determined as follows:

(a) If the Common Stock is then listed or admitted to trading on a Nasdaq or NYSE market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of grant on such market system or principal stock exchange on which the Common Stock is then listed or admitted to trading or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such Nasdaq or NYSE market system or such exchange on the next preceding day for which a closing sale price is reported.

(b) If the Common Stock is not then listed or admitted to trading on a Nasdaq or NYSE market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing market prices of the Common Stock in the over-the-counter market on the date of grant.

(c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

2.16

Incentive Option. "Incentive Option" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

2.17

Incentive Option Agreement. "Incentive Option Agreement" means an Option Agreement with respect to an Incentive Option.

2.18

FINRA Dealer. "FINRA Dealer" means a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc.

2.19

Nonqualified Option. "Nonqualified Option" means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.

2.20

Nonqualified Option Agreement. "Nonqualified Option Agreement" means an Option Agreement with respect to a Nonqualified Option.

2.21

Option. "Option" means any Incentive Option or Nonqualified Option to purchase Common Stock granted pursuant to the Plan.

2.22

Option Agreement. "Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

2.23

Optionee. "Optionee" means a Participant who holds an Option.

2.24

Participant. "Participant" means an individual or entity who holds an Option or Restricted Stock Award under the Plan.

2.25

Restricted Stock Agreement. "Restricted Stock Agreement" means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

2.26

Restricted Stock Award.  “Restricted Stock Award” means an Award granted under the Plan.

2.27

Service Provider. "Service Provider" means a Consultant or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.

2.28

10% Stockholder. "10% Stockholder" means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3.

ELIGIBILITY

3.1

Incentive Options. Only employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2

Nonqualified Options and Restricted Stock. Employees of the Company or of an Affiliated Company, officers of the Company and members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options and Restricted Stock Awards under the Plan.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

3.3

Section 162(m) Limitation. Subject to the provisions of Section 4.2, no employee of the Company or of an Affiliated Company shall be eligible to be granted Options covering more than 1,500,000 shares of Common Stock during any calendar year.

ARTICLE 4.

PLAN SHARES

4.1

Shares Subject to the Plan. A total of 15,000,000 shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof.  For purposes of this Section 4.1, in the event that (a) all or any portion of any Option or Award granted under the Plan can no longer under any circumstances be exercised or otherwise become vested, or (b) any shares of Common Stock are reacquired by the Company which were initially the subject of an Incentive Option, Nonqualified Option or Restricted Stock Award, the shares of Common Stock allocable to the unexercised or forfeited portion of such Option or such Award, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

4.2

Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the price per share subject to outstanding Option Agreements and the limit on the number of shares under Section 3.3, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5.

OPTIONS

5.1

Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

5.2

Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 100% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

5.3

Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock held by the Optionee (provided that shares acquired pursuant to the exercise of options granted by the Company must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a "margin" commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (i) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

5.4

Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.5

Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator. An Option granted to an employee who is not an officer, a director or Consultant of the Company must vest at a rate of at least 20% per year over a period of five years from the date of grant, subject to reasonable conditions such as continued employment. Notwithstanding the foregoing, to the extent required by applicable law, each Option shall provide that the Optionee shall have the right to exercise the vested portion of any Option held at termination for at least 30 days following termination for any reason other than "Cause" as defined in any Option Agreement, and that the Optionee shall have the right to exercise the Option for at least six months if such termination was due to the death or Disability of the Optionee.

5.6

Annual Limit on Incentive Options. To the extent required for "incentive stock option" treatment under Section 422 of the IRS Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

5.7

Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee.

5.8

Rights as Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

ARTICLE 6.

RESTRICTED STOCK

6.1

Issuance and Sale of Restricted Stock. The Administrator shall have the right to grant Awards subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives.

6.2

Restricted Stock Agreements. At the time any Award is made under this Plan, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Administrator may determine to be appropriate.   Each Restricted Stock Agreement may be different from each other Restricted Stock Agreement.

6.3

Payment for Restricted Stock. The Administrator shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

6.4

Rights as a Stockholder. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant.  Unless otherwise provided in a Restricted Stock Agreement, the Participant shall have the right to receive dividends and other distributions with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award.  At the time of such Award, the Administrator may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Awards, including, but not limited to, rules pertaining to the treatment of distributions or dividends on shares of Restricted Stock and to the termination of employment or service as a Consultant or member of the Board (by retirement, Disability, death or otherwise) of a Participant prior to expiration of the Forfeiture Restrictions.  Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

6.5

Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Administrator, (ii) the Participant’s continued employment with the Company of an Affiliated Company or continued service as a Service Provider for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing.  Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Administrator.

6.6

Administrator’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Administrator may, in its discretion and as of a date determined by the Administrator, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date.  Any action by the Administrator pursuant to this Section may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

6.7

Restrictions on Transfer.  An Award shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator.

ARTICLE 7.

ADMINISTRATION OF THE PLAN

7.1

Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more non-employee members of the Board (the "Committee"). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act. As used herein, the term "Administrator" means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

7.2

Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options or Restricted Stock Awards shall be granted, the number of shares to be represented by each Option and Award, and the consideration to be received by the Company upon the exercise of such Options; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements and Restricted Stock Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant's rights under any Option or Restricted Stock Award under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Restricted Stock Agreement; (g) to accelerate the vesting of any Option or release or waive any Forfeiture Restrictions with respect to Restricted Stock Awards; (h) to extend the exercise date of any Option; (i) to provide for rights of first refusal and/or repurchase rights in any Option Agreement or Restricted Stock Agreement; (j) to amend outstanding Option Agreements and Restricted Stock Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

7.3

Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person's conduct in the performance of duties under the Plan.

ARTICLE 8.

CHANGE IN CONTROL

8.1

Change in Control. In order to preserve a Participant's rights in the event of a Change in Control of the Company:

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

(a) The Administrator shall have the discretion to provide in each Option Agreement or Restricted Stock Agreement the terms and conditions that relate to (i) vesting of such Option or Restricted Stock in the event of a Change in Control, and (ii) assumption of such Options or Restricted Stock Agreements or issuance of comparable securities under an incentive program in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option Agreement and Restricted Stock Agreement.

(b) If the terms of an outstanding Option Agreement provide for accelerated vesting in the event of a Change in Control, or to the extent that an Option is vested and not yet exercised, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or "spread") between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.

(c) Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.

(d) The Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

ARTICLE 9.

AMENDMENT AND TERMINATION OF PLAN

9.1

Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Restricted Stock Agreement without such Participant's consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

9.2

Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options or Awards may be granted under the Plan thereafter, but Option Agreements and Awards then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 10.

TAX WITHHOLDING

10.1

Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or Restricted Stock awarded under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or as a result of the lapse of Forfeiture Restrictions on Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant's tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

ARTICLE 11.

MISCELLANEOUS

11.1

Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

11.2

Compliance with Laws. The Company shall not be obligated to issue any Common Stock pursuant to the exercise of any Options granted under the Plan at any time when the shares covered by such Options have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Administrator deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares.  No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

11.3

Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements, except as otherwise provided herein, will be used for general corporate purposes.

11.4

Stockholder Approval. The Company shall obtain stockholder approval of the Plan within twelve (12) months before or after the adoption of the Plan by the Board of Directors.

11.5

No Effect on Right or Power.  The existence of the Plan and the Options and Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliated Company’s capital structure or its business, any merger or consolidation of the Company or any Affiliated Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliated Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

11.6

No Adjustments unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Options or Awards theretofore granted.

11.7

No Right to an Option or Award.  Neither the adoption of the Plan nor any action of the Board or of the Administrator shall be deemed to give an employee, Consultant, member of the Board or Service Provider any right to an Option or Restricted Stock Award, or any rights hereunder except as may be evidenced by an Option Agreement or Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

11.8

No Employment/Membership Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any Employee or Service Provider any right with respect to continuation of employment or of a consulting, service or advisory relationship with the Company or any Affiliated Company or (ii) interfere in any way with the right of the Company or any Affiliated Company to terminate his or her employment or consulting, service or advisory relationship at any time.  Nothing contained in the Plan shall confer upon any member of the Board any right with respect to continuation of membership on the Board.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan

11.9

No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Affiliated Company from taking any action which is deemed by the Company or such Affiliated Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Options or Awards granted under the Plan.  No Participant, beneficiary or other person shall have any claim against the Company or any Affiliated Company as a result of any such action.

11.10

Governing Law.  The Plan shall be governed by, and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles thereof.

Blue Line Protection Group, Inc.

2014 Stock Incentive Plan